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                                                                    EXHIBIT 99.n


                                FIRST EAGLE FUNDS

                           RULE 18f-3 MULTI-CLASS PLAN

I.       Introduction.

                  In accordance with Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), the following Multiple Class Plan (the "Plan") specifies the differences among each individual class of shares of the series of investment funds of First Eagle Funds (the "Trust") and sets forth the separate arrangements for allocating expenses among each class of shares that may be issued under the Trust's multiple class distribution system.

                  The Trust is an open-end series investment company registered under the 1940 Act and its shares are registered under the Securities Act of 1933. Pursuant to its prospectus and statement of additional information (as the same may be amended or supplemented from time to time, the "Prospectus"), the Trust currently offers two series (each, a "Series"): First Eagle Fund of America and First Eagle International Fund.

                  As of the date hereof, the Trust hereby elects to offer multiple classes of shares in each of its Series pursuant to the provisions of Rule 18f-3 and this Plan. Each share in a Series will represent an equal pro rata interest in the underlying assets of the respective Series.

II.      General.

                  The Trust reserves the right to increase, decrease or waive the contingent deferred sales charge ("CDSC") imposed on any existing or future classes of shares within the ranges permissible under applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), and the rules of the National Association of Securities Dealers, Inc. (the "NASD"), as such rules and regulations may be amended, modified or adopted from time to time. As described more fully herein, the Trust currently intends to issue Class Y Shares, Class C Shares and Class A Shares of each of its Series. The Trust may in the future alter the terms of existing classes or create new classes in compliance with applicable rules and regulations of the SEC and the NASD.

III.     Allocation of Expenses.

                  Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Series (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares (to the extent such expenses actually vary among each class of shares or vary by types of services provided to each class of shares) in any
Series:

                  (i) transfer agent fees identified by the transfer agent as being attributable to such class of shares;






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                  (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

                  (iii) blue sky and SEC registration or qualification fees incurred by such class of shares;

                  (iv) the expenses of administrative personnel and services as required to support the shareholders of such class of shares;

                  (v) litigation or other legal expenses relating solely to such class of shares;

                  (vi) Trustees' fees incurred as a result of issues relating to such class of shares; and

                  (vii) other expenses that are subsequently identified and determined to be properly allocated to such class of shares.

IV.      Class Arrangements.

                  The following is a summary of the features applicable to each class of shares for each Series. Additional details regarding such fees and services are set forth in the Trust's current Prospectus.

         A.       Class Y Shares

                  1. First Eagle Fund of America and First Eagle International Fund:

                           a.       Contingent Deferred Sales Charge: None.

                           b.       Services Fees:   0.25% service fee.

                           c.       Conversion Features:  None.

                           d.       Exchange Privileges: Subject to the
                                    restrictions and conditions set forth in the Prospectus, Class Y Shares may be exchanged for Class Y Shares of another Series of the Trust or of Class I or Class A Shares (as the case may be) of any series of First Eagle SoGen Funds, Inc.

         B.       Class C Shares

                  1. First Eagle Fund of America and First Eagle International Fund

                           a.       Maximum Sales Charge: None.

                           b. Contingent Deferred Sales Charge: 1.00% for shares redeemed within one year of purchase.

                           c. Rule 12b-1 Fees: 0.75%, plus a 0.25% service fee.






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                           d.       Conversion Features: None.

                           e.       Exchange Privileges: Subject to the
                                    restrictions and conditions set forth in the Prospectus, Class C Shares may be exchanged for Class C Shares of another Series of the Trust or of Class C Shares of any series of First Eagle SoGen Funds, Inc.

         C.       Class A Shares

                  1. First Eagle Fund of America and First Eagle International Fund

                           a.       Maximum Sales Charge: 5.00%.

                           b.       Contingent Deferred Sales Charge: None.

                           c. Rule 12b-1 Fees: 0.25%, plus a 0.25% service fee.

                           d.       Conversion Features: None.

                           e.       Exchange Privileges: Subject to the
                                    restrictions and conditions set forth in the Prospectus, Class A Shares may be exchanged for Class A Shares of another Series of the Trust or of Class A Shares of any series of First Eagle SoGen Funds, Inc.

V.       Conversion Feature.

                  A Series may issue one or more than one class of shares (each a "Purchase Class") that may convert to another class ("Target Class") after a specified period of time on the basis of the relative net asset value per share of the two classes without the imposition of an additional sales load, fee, or other charge. Shares of a Target Class will be subject to a lower distribution expense and/or service expense, in the aggregate, than the shares of the Purchase Class that converts to such Target Class.

                  The actual terms of a conversion feature would be determined on a class by class basis. Any class of shares with a conversion feature will convert into another class of shares on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge. After a conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in the NASD rules), if any, that in the aggregate are lower than the asset-based sales charge and service fee to which they were subject prior to the conversion. Any conversion feature will be subject to a determination that the conversion of shares does not constitute a taxable event under federal tax law. Any conversion feature adopted by a Series will be fully disclosed in the Trust's then-current Prospectus.

VI.      Net Asset Value.

                  Under the Plan, all expenses incurred by the Trust will continue to be allocated among the various classes of shares based upon the net assets of the Trust attributable to each class, except that shares of a particular class will continue to bear the class expenses incurred by






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such class. Consequently, the net income of, and the dividends payable with respect to, each particular class would generally differ from the net income of, and the dividends payable with respect to, the other classes of shares of a particular Series. Therefore, the net asset value per share of the classes will differ at times. Expenses of a Series allocated to a class of shares will continue to be borne on a pro rata basis by each outstanding share of that class.

VII.     Accountants' Procedures.

                  The methodology and procedures for calculating the net asset value, dividends and distributions of the classes of shares and the proper allocation of income and expenses shall be in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended.

VIII.    Compensation for Broker-Dealers and Financial Planners.

                  As described more fully in the Trust's Prospectuses, broker-dealers and financial planners that sell shares of any Series will continue to be compensated differently depending on the class of shares an investor chooses.

IX.      Conflicts of Interest.

                  The Trust does not believe that the implementation of the Plan will give rise to any conflicts of interest. The Board of Trustees will continue to monitor, on an ongoing basis, the Trust for the existence of any material conflicts among the interests of the holders of the various classes of shares and will take any action reasonably necessary to eliminate any such conflicts that may develop. The Trust also believes that the interests of the various classes of shares as to the investment advisory fees of the Trust are the same and not in conflict. These fees are used to compensate the Trust's investment adviser for providing investment advisory services that are common to all investors, regardless of the class of shares.

X.       Board Review.

                  The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Trust expenses), is in the best interest of each class of shares of any Series individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address, among other issues, the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another.

                  In making its initial determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of






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expenses is reasonable. In approving any subsequent amendments to this Plan, the
Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

                                      * * *

                  This Plan is hereby approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (collectively, the "Trustees"). The Trustees have found that this Plan, including the expense allocation, is in the best interests of each class individually and the Trust as a whole. The Trustees have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.

                  This Plan is intended to conform to Rule 18f-3 and Rule 6c-10 under the 1940 Act and any inconsistencies shall be read to conform with such Rules.

                                                        Dated: November 20, 2001